Exhibit 99.1

NEWS

NEWS

NEWS

4 Parkway North, Suite 400
Deerfield, IL 60015

Contact:	Dan Swenson
Senior Director, Investor Relations & Corporate Communications
847-405-2515 — dswenson@cfindustries.com

CF Industries Holdings, Inc. Reports Record Fourth Quarter Earnings

Strong Fall Ammonia Season Caps Record Setting 2012

DEERFIELD, IL—February 19, 2013—CF Industries Holdings, Inc. (NYSE: CF):

Fourth Quarter Highlights

•                  Record fourth quarter net earnings attributable to common stockholders of $470.7 million, or $7.40 per diluted share, compared to earnings of $438.9 million, or $6.66 per diluted share, in the fourth quarter of 2011.

•                  Record ammonia shipments from several terminals.

•                  Announced approval of and began work on $3.8 billion nitrogen expansion program.

Full Year Highlights

•                  Record net earnings attributable to common stockholders of $1.8 billion, or $28.59 per diluted share, compared to earnings of $1.5 billion, or $21.98 per diluted share, in 2011.

•                  Record earnings before interest, taxes, depreciation and amortization (EBITDA) of $3.3 billion, compared to $3.0 billion in 2011.

•                  Record net sales of $6.1 billion and record sales volume of 15.0 million tons.

•                  Completed 2011 share repurchase program ahead of the expiration date with repurchase of 3.1 million shares for $500 million.

•                  Approved new share repurchase plan of up to $3.0 billion through December 31, 2016.

•                  Announced agreement to purchase all of the outstanding interests in Canadian Fertilizers Limited (CFL) for C$0.9 billion.

Outlook

•                  High anticipated 2013 corn planting, strong domestic fertilizer demand and favorable natural gas costs provide a positive operating environment for the first half of 2013.

CF Industries Holdings, Inc. today reported fourth quarter 2012 net earnings attributable to common stockholders of $470.7 million, or $7.40 per diluted share, compared to earnings of $438.9 million, or $6.66 per diluted share, in the fourth quarter of 2011.  Fourth quarter results included $13.1 million of non-cash pre-tax mark-to-market gains on natural gas and foreign currency derivatives, which increased after-tax earnings per diluted share by $0.13.  Fourth quarter 2011 results included a $49.7 million non-cash mark-to-market loss on natural gas derivatives, which reduced after-tax earnings per diluted share by $0.47.

EBITDA was $835.2 million in the fourth quarter of 2012, compared to $870.6 million in the fourth quarter of 2011.

Reported net sales in the fourth quarter were $1.5 billion, down 14 percent from $1.7 billion in the same period last year.  This decrease is due primarily to the impact of a retroactive modification to the selling price calculation methodology used for products sold by Canadian Fertilizers Limited (CFL), which was made in connection with CF Industries’ pending acquisition of the outstanding interests in CFL.  This modification impacts the comparability of the financial results between the two periods(1).  Fourth quarter as adjusted net sales were $1.6 billion in 2012, a decrease of 4 percent from the same period last year, primarily due to lower average selling prices in the phosphate segment.

Fourth quarter 2012 average selling prices in the nitrogen segment compared to 2011 were mixed.  Adjusted average ammonia prices and average ammonium nitrate (AN) prices were higher in the fourth quarter of 2012 compared to 2011 due to strong fall application demand and a higher proportion of agricultural sales volume.  Adjusted average urea prices and average urea ammonium nitrate solutions (UAN) prices were lower due to higher imports and lower demand, respectively.  Phosphate average selling prices in the fourth quarter of 2012 declined from the prior year period due to lower global demand and higher supply from Saudi Arabia.

(1)  See explanation under “CF Industries Holdings, Inc.—Selected Financial Information—Non-GAAP Disclosure Items—CFL Selling Price Modification” in the tables accompanying this release.  To facilitate period-to-period comparisons of the company’s underlying operating performance, the company is presenting in this release certain financial information on an adjusted basis as if the modified selling price calculation methodology had been in effect on January 1, 2011.  Financial information referred to in this press release as “adjusted” refers to items in those tables.

“With a strong ammonia market, favorable natural gas costs and excellent execution, we again achieved record earnings for a quarter,” said Stephen R. Wilson, chairman and chief executive officer, CF Industries Holdings, Inc. “Economics for North American corn farmers are exceptionally attractive, and this led to robust demand for nitrogen products, especially ammonia.  As the leading domestic producer of nitrogen plant nutrients, CF Industries has responded to this demand, meeting our customers’ needs and delivering strong results for our shareholders.”

Fertilizer markets during the fourth quarter were characterized by strong North American demand for ammonia and phosphates.  Weather that alleviated some moisture concerns and an early harvest led to brisk fall application of ammonia on fields across the Midwest and Plains states.  Reduced off-shore nitrogen production due to gas curtailments in several countries offset higher than expected Chinese urea exports and helped support the global nitrogen market.  Lower phosphate demand in India and South America and higher supply from Saudi Arabia resulted in weakness in global phosphate prices.

Full Year Results

For the full year 2012, net earnings attributable to common stockholders were a record $1.8 billion, or $28.59 per diluted share, compared to $1.5 billion, or $21.98 per diluted share, in 2011.  EBITDA was $3.3 billion in 2012, compared to $3.0 billion in 2011.  Full year results for 2012 included a $74.6 million non-cash, mark-to-market gain on natural gas and foreign currency derivatives, $15.2 million of accelerated amortization of capitalized financing fees related to the termination of the company’s prior credit facility, and a $10.9 million gain from a change in employee post-retirement benefits.  These items increased/(decreased) after-tax earnings per diluted share by $0.72, ($0.15) and $0.10, respectively.

Net sales for the full year 2012 were $6.1 billion, essentially unchanged from reported net sales for 2011, but represent an increase of 2 percent from 2011 adjusted net sales of $6.0 billion.  Nitrogen volume was essentially unchanged at 13.0 million tons for the full year 2012, and phosphate volume increased 6 percent from 1.9 million tons in 2011 to 2.0 million tons in 2012.

Prices for all of the primary nitrogen products except UAN were higher on average for the year ended December 31, 2012, compared to the prior year due to robust demand and tight downstream inventories.  UAN average selling prices decreased from 2011 to 2012 due to lower domestic demand.  Phosphate prices were lower for the full year 2012 as compared to 2011 due to lower demand from India and increased exports from Saudi Arabia.

“This was an exceptional year for CF Industries.  The company set records for sales, EBITDA, earnings and earnings per share,” stated Wilson.  “Our business generated strong cash flow, which enabled us to complete the $1.5 billion share repurchase program we had put in place in August 2011, buying back approximately 9.6 million shares under the program.  Our belief in the sustainability of robust margins gave us the confidence to commit an additional $7.7 billion of capital to strategic priorities including $3.0 billion to a new share repurchase program, C$0.9 billion to the pending acquisition of CFL’s noncontrolling interests, and $3.8 billion to our nitrogen capacity expansion projects.”

CF Industries continued to operate its production and distribution assets exceptionally well.  During the year, 4 of the company’s 13 ammonia plants set production records, and 9 of the company’s 21 ammonia terminals set shipment records, helping to set an ammonia shipping record for the company.  These records demonstrate CF Industries employees’ commitment to operational excellence in meeting customer needs.

Capital expenditures for 2012 were $523.5 million, including approximately $120 million of spending for the capacity expansion projects at Donaldsonville and Port Neal announced in November.

Nitrogen Segment

Nitrogen segment reported net sales in the fourth quarter 2012 totaled $1.2 billion, a decrease of 16 percent from $1.5 billion in the fourth quarter 2011.  Reported gross margin was $620.0 million in the 2012 fourth quarter, or 51 percent of sales, compared to $786.0 million, or 54 percent of sales, in the 2011 fourth quarter.  Nitrogen segment adjusted net sales were $1.4 billion in the fourth quarter 2012, a decrease of 5 percent from adjusted net sales in the fourth quarter 2011.  Adjusted gross margin was $749.7 million in the 2012 fourth quarter, or 55 percent of sales, compared to an adjusted gross margin of $742.3 million, or 52 percent of sales, in the 2011 fourth quarter.  Cost of sales decreased 11 percent from $677.1 million in the fourth quarter of 2011 to $605.6 million in 2012 due to lower realized natural gas costs compared to the prior year period and a $5.0 million non-cash, mark-to-market gain on natural gas derivatives compared to a $49.7 million loss in the prior year period.

CF Industries sold 3.3 million tons of ammonia, granular urea, UAN, ammonium nitrate (AN) and other nitrogen products during the fourth quarter of 2012, down 2 percent from the prior year period.

In the fourth quarter of 2012, the company sold 905,000 tons of ammonia at a reported average price of $567 per ton, or an adjusted price of $640, compared to 874,000 tons at a reported average price of $633 per ton, or an adjusted price of $609, in the fourth quarter of 2011.  The 4 percent increase in volume resulted from strong fall applications across the U.S. Corn Belt.  The 5 percent increase in adjusted price per ton was due to the tight ammonia market caused by the robust fall ammonia application season in preparation for high corn plantings in 2013 coupled with disruptions in supply from off-shore producers.  The company’s ammonia plants in aggregate operated at approximately 98 percent of rated capacity during the quarter.  For the full year, the company sold 2.8 million tons of ammonia at an average price of $602 per ton, compared to 2.7 million tons of ammonia in 2011 at a reported average price of $586 per ton, or an adjusted average price of $558.

CF Industries sold 582,000 tons of granular urea at a reported average price of $291 per ton, or an adjusted average price of $401, in the fourth quarter of 2012, compared to 568,000 tons at a reported average price of $465 per ton, or an adjusted average price of $426, in 2011.  Granular urea volume increased by 2 percent, while the adjusted average price decreased 6 percent year over year due to higher imports in 2012 as compared to 2011.  For the full year, CF Industries sold 2.6 million tons of urea, about equal to the amount sold in the 2011, but at a reported average price of $441 per ton in 2012 compared to a reported average price of $411 per ton, or an adjusted average price of $385, in 2011.

The company sold 1.5 million tons of UAN in the fourth quarter of 2012, down 5 percent from the fourth quarter of 2011.  UAN average realized prices were $307 per ton, compared to $354 per ton in the year-ago quarter.  Sales volume declined due to plant turnaround activity and a shift in production mix favoring higher margin ammonia sales.  The 13 percent lower average price was due to a year-over-year decline in U.S. demand attributable to abnormally high demand in the fall of 2011.  For the full year 2012 the company sold 6.1 million tons of UAN at an average price of $308 per ton compared to 6.2 million tons at an average price of $319 per ton in 2011.

CF Industries sold 137,000 tons of AN at an average price of $300 per ton in the fourth quarter of 2012, compared to 198,000 tons at an average price of $258 per ton in the year-ago quarter.  Sales volume decreased as plant turnaround activity reduced production, while the price per ton increased due to a higher proportion of agricultural sales.  For the full year AN sales volume was down from 953,000 tons in 2011 to 839,000 tons in 2012.

CF Industries’ realized natural gas cost averaged $3.61 per MMBtu in the fourth quarter of 2012, compared to $4.06 per MMBtu during the fourth quarter of 2011.  Although the winter of 2011 — 2012 was the warmest on record in North America, December 2012 was actually warmer than December 2011.

Phosphate Segment

Phosphate net sales totaled $255.8 million, essentially unchanged from $255.3 million in the 2011 fourth quarter.  Gross margin was $36.2 million, down 54 percent from $79.2 million in the 2011 fourth quarter.  The decrease in gross margin was due to lower prices and higher phosphate production costs.  Gross margin as a percent of sales was 14 percent, down from 31 percent in the year-earlier quarter.

The company sold 509,000 tons of phosphate products in the fourth quarter of 2012 compared to 439,000 tons in the fourth quarter of 2011.  During the fourth quarter of 2012, DAP and MAP average selling prices were $499 and $527 per ton, respectively, compared to $576 and $604 per ton, respectively, in the prior year period.  The 16 percent increase in volume was due to higher domestic sales to support strong fall application.  Average prices for phosphate declined from the prior year period due to higher global production and lower off-shore demand.

CF Industries’ Plant City, Florida, Phosphate Complex operated at 89 percent of capacity during the 2012 fourth quarter.

For the full year 2012, phosphate segment sales volume of 2.0 million tons was 6 percent higher than in 2011, with domestic volume up 5 percent and export volume up 8 percent.  Exports comprised 38 percent of total phosphate sales volume, compared to the prior five-year average of 36 percent.  Average price realizations for DAP and MAP in 2012 were approximately 13 percent and 11 percent lower, respectively, than in 2011.

Full year 2012 phosphate segment sales of $1.0 billion were 7 percent lower than the previous year due to lower average selling prices.  Gross margin for the segment was $199.7 million, or 20 percent of sales.

Environmental, Health & Safety Performance

The following company safety milestones were achieved during the fourth quarter of 2012:

•                  The Donaldsonville, Louisiana, Nitrogen Complex achieved 6 million hours, or approximately 10 years, without a lost time accident;

•                  The Plant City, Florida, Phosphate Complex achieved 2 million hours, or approximately 2 years, without a lost time accident; and

•                  The Hardee County, Florida, Mine achieved 1.5 million hours, or approximately 3 years, without a lost time accident.

Attainment of these milestones reflects the company’s ongoing programs to identify hazards before they result in injuries and illustrate CF Industries employees’ commitment to the company’s world-class safety standards.

Liquidity and Financial Position

At December 31, 2012, CF Industries’ cash and cash equivalents totaled $2.3 billion.  Long-term debt outstanding was $1.6 billion.

Dividend Payment

On February 6, 2013, CF Industries’ board of directors declared the regular quarterly dividend of $0.40 per common share. The dividend will be paid on February 28, 2013, to stockholders of record as of February 19, 2013.

Outlook

Tight stocks-to-use ratios for corn, wheat and soybeans underpin our expectation of high crop prices and continue to provide significant economic incentives for farmers to plant a large number of acres and apply optimal amounts of plant nutrients.  The high prices for corn and other coarse grains are supporting expectations that growers in North America, Europe, Ukraine and China will plant very large areas to grain, which should create robust global demand for plant nutrients, especially nitrogen, during the first half of 2013.  A continuation of high prices for soybeans should lead to a large number of planted acres in South America again in 2013 and strong demand for phosphates in the first half of the year in support of that region’s fall fertilization needs.

CF Industries projects that U.S. farmers will plant 97 million acres of corn in 2013 with a forecasted yield of 160 bushels per acre, compared to actual 2012 of 97 million acres and a yield of 123 bushels per acre.  These factors should lead to corn prices that sustain demand while still allowing farmers to earn attractive returns.

The North American nitrogen market is expected to be balanced-to-tight during the first half of 2013.  Demand is expected to be robust due to the anticipated high number of corn acres to be planted.  New nitrogen supply has been limited, as there have been continued delays in completing a number of domestic and international nitrogen projects.  Additionally, gas curtailments and civil unrest continue to impact nitrogen production in several regions of the world.

Midwest ammonia market conditions are expected to be tight-to-balanced during the first half of 2013.  CF Industries’ ammonia inventory at the beginning of the first quarter was near record low due to strong fall shipments.  The company’s production flexibility and storage capacity have enabled it to react quickly to market needs as it works to replenish ammonia inventory in anticipation of strong spring demand.

The North American UAN market is expected to be tight through the spring.  Global UAN demand is benefiting from anticipated robust planting seasons in North America and Europe.  North American UAN imports have been limited, as high prices and strong demand in Europe and the Ukraine have resulted in nitrogen products flowing to those markets.  Additionally, domestic UAN projects that were expected to come online by the end of 2012 have been delayed and are not expected to start up until later in the first half of 2013.  CF Industries has experienced strong interest from customers for spring UAN shipments.

Healthy demand is expected in the urea market in North America when the spring application season begins.  A large volume of U.S. urea imports is being offset by lower North American production.

CF Industries has hedged natural gas costs for approximately 90% of its anticipated nitrogen production needs through April 2013.  The hedges in place as of the middle of February primarily consist of call options which cap prices well below $4 per MMBtu.

The global phosphate market is currently weak but is expected to improve over the course of the first half of 2013.  Seasonally low world demand for phosphate has led some producers to curtail production.  Demand should materialize later in the first quarter as the North American and European application seasons get underway, as South American buyers begin purchasing for an expected strong soybean planting in the fall of 2013, and as India returns to the market after working through its current inventory.

“Agricultural market conditions are as attractive today as at any time in recent history, and give us confidence in the demand outlook for our products,” said Wilson.  “With the exceptional advantages provided by our North American assets, we are well positioned to serve that demand.  Our investments to expand our production capacity will strengthen that position, and enable us to generate long-term shareholder value.”

Capital expenditures in 2013 for the company’s announced capacity expansion projects at Donaldsonville, Louisiana, and Port Neal, Iowa, are expected to be in the range of $1.0 billion to $1.3 billion.  Capital expenditures for the company’s existing facilities are expected to be approximately $450 million.

Conference Call

CF Industries will hold a conference call to discuss these fourth quarter and full year results at 10:00 a.m. ET on Wednesday, February 20, 2013.  Investors can access the call and find dial-in information on the Investor Relations section of the company’s Web site at www.cfindustries.com.

About CF Industries Holdings, Inc.

CF Industries Holdings, Inc., headquartered in Deerfield, Illinois, through its subsidiaries is a global leader in manufacturing and distribution of nitrogen and phosphate products, serving both agricultural and industrial customers. CF Industries operates world-class nitrogen manufacturing complexes in the central United States and Canada; conducts phosphate mining and manufacturing operations in Central Florida; and distributes plant nutrients through a system of terminals, warehouses, and associated transportation equipment located primarily in the Midwestern United States. The company also owns 50 percent interests in GrowHow UK Limited, a plant nutrient manufacturer in the United Kingdom; an ammonia facility in The Republic of Trinidad and Tobago; and KEYTRADE AG, a global plant nutrient trading organization headquartered near Zurich, Switzerland. CF Industries routinely posts investor announcements and additional information on the company’s website at www.cfindustries.com and encourages those interested in the company to check there frequently.

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that EBITDA, a non-GAAP financial measure, provides additional meaningful information regarding the company’s performance, liquidity and financial strength. Management believes that the presentation of net sales, nitrogen segment net sales, gross margin, nitrogen segment gross margin, gross margin percentage, nitrogen segment gross margin percentage and average selling prices per ton of ammonia and urea on an as adjusted basis, as if all sales under CFL’s product purchase agreements had been priced based on the amended pricing calculation methodology (production cost plus an agreed upon margin) described in the tables accompanying this release under “CF Industries Holdings, Inc. Selected Financial Information Non-GAAP Disclosure Items—CFL Selling Price Modifications” beginning January 1, 2011, and the presentation of period-to-period percentage changes in certain of those adjusted items, all of which adjusted items and percentage changes are non-GAAP financial measures, provides investors with additional meaningful information to facilitate period-to-period comparisons of the company’s underlying operating performance.  The adjusted items and percentage changes in those adjusted items are provided only for the purpose of facilitating comparisons between the company’s 2012 and 2011 full-year and fourth-quarter operating performance and do not purport to represent what the actual consolidated results of operations of the company would have been had the amendment to the CFL product purchase agreements described in the tables accompanying this release under “CF Industries Holdings, Inc.—Selected Financial Information—Non-GAAP Disclosure Items—CFL Selling Price Modifications” been in effect beginning on January 1, 2011, nor are they necessarily indicative of future consolidated results of operations.  Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s reported results prepared in accordance with GAAP. In addition, because not all companies use identical calculations, EBITDA and the adjusted items and percentage changes in adjusted items included in this release may not be comparable to similarly titled measures of other companies. Reconciliations of EBITDA and the adjusted items to GAAP are provided in the tables accompanying this release under “CF Industries Holdings, Inc.—Selected Financial Information—Non-GAAP Disclosure Items.”

Safe Harbor Statement

All statements in this communication, other than those relating to historical facts, are “forward-looking statements.”  These forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements.  Important factors that could cause actual results to differ materially from our expectations include, among others: the volatility of natural gas prices in North America; the cyclical nature of our business and the agricultural sector; the global commodity nature of our fertilizer products, the impact of global supply and demand on our selling prices, and the intense global competition from other fertilizer producers; conditions in the U.S. agricultural industry; reliance on third party providers of transportation services and equipment; difficulties in the implementation of a new enterprise resource planning system and risks associated with cyber security; weather conditions; our ability to complete our recently announced production capacity expansion projects on schedule as planned and on budget or at all; risks associated with other expansions of our business, including unanticipated adverse consequences and the significant resources that could be required; potential liabilities and expenditures related to environmental and health and safety laws and regulations; our potential inability to obtain or maintain required permits and governmental approvals or to meet financial assurance requirements from governmental authorities; future regulatory restrictions and requirements related to greenhouse gas emissions; the seasonality of the fertilizer business; the impact of changing market conditions on our forward sales programs; risks involving derivatives and the effectiveness of our risk measurement and hedging activities; the significant risks and hazards involved in producing and handling our products against which we may not be fully insured; our reliance on a limited number of key facilities; risks associated with joint ventures; acts of terrorism and regulations to combat terrorism; difficulties in securing the supply and delivery of raw materials, increases in their costs or delays or interruptions in their delivery; risks associated with international operations; losses on our investments in securities; deterioration of global market and economic conditions; our ability to manage our indebtedness; and loss of key members of management and professional staff.  More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, including our most recent periodic reports filed on Form 10-K and Form 10-Q, which are available in the Investor Relations section of the CF Industries Web site.  Forward-looking statements are given only as of the date of this release and we disclaim any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

RESULTS OF OPERATIONS

	Three months ended		Twelve months ended
	December 31,		December 31,
	2012	2011	2012	2011
	(in millions, except per share amounts)
Net sales	$1,481.4	$1,718.4	$6,104.0	$6,097.9
Cost of sales	825.2	853.2	2,990.7	3,202.3
Gross margin	656.2	865.2	3,113.3	2,895.6
Selling, general and administrative expenses	40.2	36.8	151.8	130.0
Restructuring and integration costs	—	0.2	—	4.4
Other operating - net	7.4	8.6	49.1	20.9
Total other operating costs and expenses	47.6	45.6	200.9	155.3
Equity in earnings of operating affiliates	7.5	9.5	47.0	50.2
Operating earnings	616.1	829.1	2,959.4	2,790.5
Interest expense	30.4	32.2	135.3	147.2
Interest income	(2.3)	(0.2)	(4.3)	(1.7)
Other non-operating - net	(0.2)	—	(1.1)	(0.6)
Earnings before income taxes and equity in earnings of non-operating affiliates	588.2	797.1	2,829.5	2,645.6
Income tax provision	242.2	301.8	964.2	926.5
Equity in earnings of non-operating affiliates - net of taxes	9.3	6.9	58.1	41.9
Net earnings	355.3	502.2	1,923.4	1,761.0
Less: Net (loss) earnings attributable to noncontrolling interest	(115.4)	63.3	74.7	221.8
Net earnings attributable to common stockholders	$470.7	$438.9	$1,848.7	$1,539.2

Net earnings per share attributable to common stockholders
Basic	$7.48	$6.71	$28.94	$22.18
Diluted	$7.40	$6.66	$28.59	$21.98

Weighted average common shares outstanding
Basic	62.9	65.4	63.9	69.4
Diluted	63.6	65.9	64.7	70.0

 CF INDUSTRIES HOLDINGS, INC.

 SELECTED FINANCIAL INFORMATION

 SUMMARIZED BALANCE SHEETS

	December 31,	December 31,
	2012	2011
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$2,274.9	$1,207.0
Accounts receivable	217.4	269.4
Inventories - net	277.9	304.2
Deferred income taxes	9.5	—
Other	27.9	18.0
Total current assets	2,807.6	1,798.6
Property, plant and equipment - net	3,900.5	3,736.0
Asset retirement obligation funds	200.8	145.4
Investments in and advances to unconsolidated affiliates	935.6	928.6
Goodwill	2,064.5	2,064.5
Other assets	257.9	301.4

Total assets	$10,166.9	$8,974.5

Liabilities
Accounts payable and accrued expenses	$366.5	$327.7
Income taxes payable	187.1	128.5
Customer advances	380.7	257.2
Notes payable	5.0	—
Deferred income taxes	—	90.1
Distributions payable to noncontrolling interest	5.3	149.7
Other	5.6	78.0
Total current liabilities	950.2	1,031.2
Notes payable	—	4.8
Long-term debt	1,600.0	1,613.0
Deferred income taxes	938.8	956.8
Other noncurrent liabilities	395.7	435.8
Equity
Stockholders’ equity	5,902.2	4,547.0
Noncontrolling interest	380.0	385.9
Total equity	6,282.2	4,932.9

Total liabilities and equity	$10,166.9	$8,974.5

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

STATEMENTS OF CASH FLOWS

	Three months ended		Twelve months ended
	December 31,		December 31,
	2012	2011	2012	2011
	(in millions)
Operating Activities:
Net earnings	$355.3	$502.2	$1,923.4	$1,761.0
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation, depletion and amortization	101.1	101.3	419.8	416.2
Deferred income taxes	(171.2)	(49.3)	(138.4)	(32.9)
Stock compensation expense	3.1	2.6	11.9	10.6
Excess tax benefit from stock-based compensation	(6.1)	(21.5)	(36.1)	(47.2)
Unrealized (gain) loss on derivatives	(17.3)	49.7	(78.8)	77.3
Loss on disposal of property, plant and equipment and non-core assets	1.5	1.4	5.5	8.8
Undistributed loss (earnings) of affiliates - net	44.1	38.0	(14.9)	(13.5)
Changes in:
Accounts receivable - net	121.0	(1.8)	53.2	(35.5)
Margin deposits	—	(3.0)	0.8	1.4
Inventories - net	31.6	36.6	34.8	(38.5)
Accrued income taxes	258.8	80.4	58.7	101.6
Accounts payable and accrued expenses	(38.5)	(37.3)	25.5	5.2
Customer advances	(236.8)	(621.1)	123.3	(174.3)
Other - net	(25.3)	45.6	(13.1)	38.7
Net cash provided by operating activities	421.3	123.8	2,375.6	2,078.9
Investing Activities:
Additions to property, plant and equipment	(262.1)	(78.0)	(523.5)	(247.2)
Proceeds from the sale of property, plant and equipment and non-core assets	5.4	3.4	17.0	54.7
Sales and maturities of short-term and auction rate securities	17.4	1.0	48.4	37.9
Deposits to asset retirement obligation funds	(53.2)	(50.4)	(55.4)	(50.4)
Other - net	—	—	—	31.2
Net cash used in investing activities	(292.5)	(124.0)	(513.5)	(173.8)
Financing Activities:
Payments of long-term debt	—	—	(13.0)	(346.0)
Advances from unconsolidated affiliates	—	—	40.5	—
Repayments of advances from unconsolidated affiliates	(40.5)	—	(40.5)	—
Financing fees	—	—	—	(1.5)
Purchase of treasury stock	—	(198.3)	(500.0)	(1,000.2)
Dividends paid on common stock	(25.3)	(26.1)	(102.7)	(68.7)
Distributions to noncontrolling interests	(19.0)	(18.3)	(231.8)	(145.7)
Issuances of common stock under employee stock plans	2.0	1.0	14.6	15.5
Excess tax benefit from stock-based compensation	6.1	21.5	36.1	47.2
Net cash used in financing activities	(76.7)	(220.2)	(796.8)	(1,499.4)
Effect of exchange rate changes on cash and cash equivalents	1.5	1.3	2.6	3.6
Increase (decrease) in cash and cash equivalents	53.6	(219.1)	1,067.9	409.3
Cash and cash equivalents at beginning of period	2,221.3	1,426.1	1,207.0	797.7
Cash and cash equivalents at end of period	$2,274.9	$1,207.0	$2,274.9	$1,207.0

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

NITROGEN SEGMENT DATA

	Three months ended		Twelve months ended
	December 31,		December 31,
	2012	2011	2012	2011
	(in millions, except as noted)
Net sales	$1,225.6	$1,463.1	$5,096.6	$5,012.1
Cost of sales	605.6	677.1	2,183.0	2,448.9
Gross margin	$620.0	$786.0	$2,913.6	$2,563.2

Gross margin percentage	50.6%	53.7%	57.2%	51.1%

Tons of product sold (in thousands)	3,279	3,344	12,969	13,002

Sales volumes by product (tons in thousands)
Ammonia	905	874	2,786	2,668
Granular urea	582	568	2,593	2,600
UAN	1,500	1,586	6,131	6,241
AN	137	198	839	953
Other nitrogen products	155	118	620	540

Average selling prices (dollars per ton)
Ammonia	$567	$633	$602	$586
Granular urea	291	465	441	411
UAN	307	354	308	319
AN	300	258	266	260

Cost of natural gas (dollars per MMBtu) (1)	$3.61	$4.06	$3.39	$4.28

Average daily market price of natural gas Henry Hub (dollars per MMBtu)	$3.39	$3.31	$2.75	$3.99

Depreciation and amortization	$84.0	$79.2	$334.6	$316.3
Capital expenditures	$238.8	$60.0	$431.3	$177.0

Production volume by product (tons in thousands)
Ammonia (2)	1,752	1,791	7,067	7,244
Granular urea	577	642	2,560	2,588
UAN (32%)	1,571	1,603	6,027	6,349
AN	151	191	839	952

(1)     Includes gas purchases and realized gains and losses on gas derivatives.

(2)     Gross ammonia production including amounts subsequently upgraded on-site into urea and/or UAN.

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

PHOSPHATE SEGMENT DATA

	Three months ended		Twelve months ended
	December 31,		December 31,
	2012	2011	2012	2011
	(in millions, except as noted)
Net sales	$255.8	$255.3	$1,007.4	$1,085.8
Cost of sales	219.6	176.1	807.7	753.4
Gross margin	$36.2	$79.2	$199.7	$332.4

Gross margin percentage	14.2%	31.0%	19.8%	30.6%

Tons of product sold (in thousands)	509	439	2,035	1,922

Sales volumes by product (tons in thousands)
DAP	424	367	1,611	1,468
MAP	85	72	424	454

Domestic vs. export sales (tons in thousands)
Domestic	367	240	1,254	1,197
Export	142	199	781	725

Average selling prices (dollars per ton)
DAP	$499	$576	$493	$565
MAP	527	604	502	565

Depreciation, depletion, and amortization	$10.7	$14.9	$43.5	$50.7
Capital expenditures	$17.0	$12.5	$64.4	$52.0

Production volume by product (tons in thousands)
Hardee Phosphate Rock Mine
Phosphate rock	827	938	3,483	3,504

Plant City Phosphate Fertilizer Complex
Sulfuric Acid	622	664	2,530	2,633
Phosphoric acid as P2O5 (1)	236	249	975	1,005
DAP/MAP	473	499	1,952	1,997

(1)    P2O5 is the basic measure of the nutrient content in phosphate fertilizer products.

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

NON-GAAP DISCLOSURE ITEMS

Reconciliation of net earnings to EBITDA:

	Three months ended		Twelve months ended
	December 31,		December 31,
	2012	2011	2012	2011
	(in millions)
Net earnings attributable to common stockholders	$470.7	$438.9	$1,848.7	$1,539.2
Interest expense (income) - net	28.1	32.0	131.0	145.5
Income taxes	241.9	306.4	963.8	932.0
Depreciation, depletion and amortization	101.1	101.3	419.8	416.2
Less: other adjustments	(6.6)	(8.0)	(43.1)	(47.2)

EBITDA	$835.2	$870.6	$3,320.2	$2,985.7

EBITDA is defined as net earnings attributable to common stockholders plus interest expense (income)-net, income taxes, and depreciation, depletion and amortization.  Other adjustments include the elimination of loan fee amortization that is included in both interest and amortization, and the portion of depreciation that is included in noncontrolling interest. We have presented EBITDA because management uses the measure to track performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.

Net earnings and EBITDA for the three and twelve months ended December 31, 2012 includes $13.1 million and $74.6 million, respectively, of mark-to-market gains on derivatives.

Net earnings and EBITDA for the twelve months ended December 31, 2012 include a $10.9 gain related to a change in employee post-retirement benefits.

Net earnings and EBITDA for the three and twelve months ended December 31, 2011 include ($0.3) million and $34.8 million, respectively, of impairment charge related to the permanent shutdown and removal of the methanol plant at our Woodward, nitrogen complex, $0.2 million and $4.4 million, respectively, of restructuring and integration costs and a $49.7 million and $77.3 million, respectively, of mark-to-market losses on derivatives.

Net earnings and EBITDA for the twelve months ended December 31, 2011 include $34.5 million of gains on the sale of non-core assets.

Net earnings, interest expense (income) - net, and depreciation, depletion and amortization for the twelve months ended December 31, 2012 includes $15.2 million of accelerated amortization of deferred fees related to the termination of our 2010 Credit Agreement.

Net earnings, interest expense (income) - net, and depreciation, depletion and amortization for the twelve months ended December 31, 2011 include $19.9 million of accelerated amortization of deferred loan fees related to repayments of certain Terra acquisition financing.

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

NON-GAAP DISCLOSURE ITEMS (CONTINUED)

CFL Selling Price Modifications

CF Industries, Inc. (CF Industries) currently owns 49% of the voting common shares and 66% of the non-voting preferred shares of Canadian Fertilizers Limited (CFL), an Alberta, Canada based nitrogen fertilizer manufacturer and purchases 66% of the production of CFL.  Viterra, Inc. (Viterra) holds 34% of the equity ownership of CFL, purchases the remaining 34% of CFL’s production and receives a distribution from CFL equal to 34% of the net earnings.  CFL is a variable interest entity that is consolidated in the Company’s financial statements.

CF Industries and Viterra purchase nitrogen fertilizer products from CFL under product purchase agreements.  Under the provisions of these product purchase agreements that were in effect until the fourth quarter of 2012, CFL’s selling prices were based on market prices.  An initial portion of the selling price was paid based upon production cost plus an agreed-upon margin once title passed as the product was shipped. The remaining portion of the selling price, representing the difference between the market price and production cost plus an agreed-upon margin, was paid after the end of the year.  The sales revenue attributable to this remaining portion of the selling price was accrued on an interim basis.  In the Company’s consolidated financial statements, the net sales and accounts receivable attributable to CFL are solely generated by transactions with Viterra, as all transactions with CF Industries are eliminated in consolidation.

In the fourth quarter of 2012, the CFL Board of Directors approved an amendment to the product purchase agreements. The amendment modifies the selling prices that CFL charges for products sold to Viterra and CF Industries. The modified selling price is based on production cost plus an agreed-upon margin and is effective retroactive to January 1, 2012.  As a result of the January 1, 2012 effective date of the amendment, the Company has recognized in its fourth quarter 2012 consolidated statement of operations a reduction in net sales to Viterra of $129.7 million and a corresponding reduction in net earnings attributable to the noncontrolling interest to reverse the interim market price accruals recognized in the first three quarters of 2012.  These items had no impact on the Company’s net earnings attributable to common stockholders, but they did reduce net sales, gross margin, operating earnings, earnings before income taxes and net earnings attributable to noncontrolling interest by $129.7 million in the fourth quarter.  The selling price modification also had no impact on the Company’s net cash flows as the selling price modification was entirely offset by a change in the distributions payable to the noncontrolling interest.

In order to provide comparable information for the periods presented, the company has provided certain financial information adjusted as if the modified CFL pricing calculation methodology had been in effect beginning on January 1, 2011.  The following table reflects and adjusts for the impact of the change on our consolidated net sales, gross margin, gross margin as a percent of sales and net earnings attributable to noncontrolling interest.

CONSOLIDATED RESULTS

	Three months ended		Twelve months ended
	December 31,		December 31,
	2012	2011	2012	2011
	(in millions, except as noted)
Net sales
As reported	$1,481.4	$1,718.4	$6,104.0	$6,097.9
Impact of selling price adjustment	129.7	(43.7)	—	(142.6)
As adjusted	$1,611.1	$1,674.7	$6,104.0	$5,955.3
Gross margin
As reported	$656.2	$865.2	$3,113.3	$2,895.6
Impact of selling price adjustment	129.7	(43.7)	—	(142.6)
As adjusted	$785.9	$821.5	$3,113.3	$2,753.0
Gross margin percentage
As reported	44.3%	50.3%	51.0%	47.5%
Impact of selling price adjustment	4.5%	(1.2)%	—	(1.3)%
As adjusted	48.8%	49.1%	51.0%	46.2%
Net earnings attributable to noncontrolling interest
As reported	$(115.4)	$63.3	$74.7	$221.8
Impact of selling price adjustment	129.7	(43.7)	—	(142.6)
As adjusted	$14.3	$19.6	$74.7	$79.2

In addition, the table below reflects and adjusts for the impact of the change in the CFL pricing calculation methodology on nitrogen segment net sales, gross margin, gross margin as a percent of sales and average selling price per ton of ammonia and urea.

NITROGEN SEGMENT DATA

	Three months ended		Twelve months ended
	December 31,		December 31,
	2012	2011	2012	2011
	(in millions, except as noted)
Net sales
As reported	$1,225.6	$1,463.1	$5,096.6	$5,012.1
Impact of selling price adjustment	129.7	(43.7)	—	(142.6)
As adjusted	$1,355.3	$1,419.4	$5,096.6	$4,869.5
Gross margin
As reported	$620.0	$786.0	$2,913.6	$2,563.2
Impact of selling price adjustment	129.7	(43.7)	—	(142.6)
As adjusted	$749.7	$742.3	$2,913.6	$2,420.6
Gross margin percentage
As reported	50.6%	53.7%	57.2%	51.1%
Impact of selling price adjustment	4.7%	(1.4)%	—	(1.4)%
As adjusted	55.3%	52.3%	57.2%	49.7%
Average selling prices (dollars per ton)
Ammonia
As reported	$567	$633	$602	$586
Impact of selling price adjustment	73	(24)	—	(28)
As adjusted	$640	$609	$602	$558
Granular urea
As reported	$291	$465	$441	$411
Impact of selling price adjustment	110	(39)	—	(26)
As adjusted	$401	$426	$441	$385

In August 2012, CF Industries entered into an agreement to acquire Viterra’s interest in CFL (including its rights under its product purchase agreement with CFL) for a total purchase price of C$0.9 billion, subject to certain adjustments. Upon completion of this transaction, CF Industries will be entitled to purchase 100% of CFL’s nitrogen fertilizer production. The completion of the transaction is subject to the receipt of regulatory approvals in Canada and other terms and conditions in the definitive agreements.